Exhibit 99.1
PRESS RELEASE

AgileThought Announces Strategic Financial Restructuring to Strengthen Financial Future

Secures additional funding to support operations and enters into agreement to go-private with backing of its senior secured lenders, ensuring a brighter and more efficient future

IRVING, Texas, August 28, 2023 – AgileThought, Inc. (“AgileThought” or the “Company”), a global provider of digital transformation services, agile software development, and next generation technology solutions, today announced additional working capital funding, a go-private transaction, and restructuring that, combined, will reduce the Company’s debt load, infuse new capital into the business, and provide a firm financial foundation for its future. This transaction is underpinned by an asset purchase agreement with affiliates of Blue Torch Finance, LLC (“Blue Torch”), the Company’s senior secured lenders, and marks a pivotal step in AgileThought’s journey towards long-term success and enhanced service delivery.

To support the restructuring process, Blue Torch has agreed to provide approximately $22 million in new-money financing (subject to court approval), whichwill ensure AgileThought's high-quality standards, services, and commitment to its people will remain steadfast and uninterrupted. The day-to-day operations of the company will continue seamlessly, without disruption.

To ensure a smooth transition and protection for all stakeholders, AgileThought will effectuate the transaction through a 90-day Chapter 11 reorganization process under the U.S. Bankruptcy Code. This proven mechanism will allow the Company to execute the transaction and efficiently reorganize its finances, reduce its debt, and emerge with a healthier balance sheet.

A Blue Torch affiliate has agreed to serve as the stalking-horse buyer of substantially all of AgileThought’s assets, subject to several factors, including higher or better offers. The proposed transaction is subject to court approval, and other customary conditions.

Manuel Senderos, Chief Executive Officer of AgileThought, emphasized, "We are excited about this transaction and what it means for our enhanced ability to deliver for our clients, people, and partners. This strategic financial reorganization will pair our already robust and thriving organization with a capital structure that matches, and this move will allow us to operate even more efficiently. Post-reorganization, we will emerge with significantly reduced debt and a private ownership structure, fortifying an even stronger and healthier AgileThought."

Clients have always been the cornerstone of AgileThought's success. The Company assures its valued clients that its dedication to delivering top-tier services remains unwavering. This financial restructuring is anticipated to further enhance the services and support clients have come to expect from AgileThought. The AgileThought team remains committed to best-in-class support and continued transparency throughout the reorganization process.

Additional information is available on the Company's website, https://agilethought.com/. Court filings and other information related to the proceedings are available on a separate website administrated by the Company's claims agent, Kurtzman Carson Consultants LLC (“KCC”), at www.kccllc.net/AgileThought; by calling KCC at (866) 548-5856, or (781) 575-2073 for calls originating outside of the U.S. and Canada; or by emailing AgileThoughtInfo@kccllc.com.

Hughes Hubbard & Reed LLP and Potter Anderson & Corroon LLP are serving as legal advisor to AgileThought, Teneo Capital LLC is serving as financial advisor, and Guggenheim Securities, LLC is serving as investment banker.

Ropes & Gray LLP and FTI Consulting are serving as legal and financial advisors to Blue Torch.

About AgileThought:
AgileThought is a pure play leading provider of agile software development at scale, end-to-end digital transformation and technology consulting services with diversity across markets and industries. For years, Fortune 1000 companies have trusted AgileThought to solve their digital challenges and optimize mission-critical systems to drive business value. AgileThought’s solution architects, cloud specialists, data & AI scientists, engineers, transformation consultants, automation specialists, and other experts located across the United States and across Latin America deliver next-generation software solutions that accelerate digitization across the enterprise.

About Blue Torch:
Blue Torch Capital is a US middle market direct lender providing bespoke credit solutions to stakeholders and management teams of companies requiring capital support for growth, acquisitions, operational challenges and financial distress. The firm provides solutions including first lien term loan, asset-based revolver, first-in-last-out, and second lien term loans generally from $20 million - $200 million.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the Company’s chapter 11 cases (the “Chapter 11 Case”), including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Case, the effects of the Chapter 11 Case on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Case and the outcome of the Chapter 11 Case in general, the length of time the Company will operate under the Chapter 11 Case, risks associated with any third-party motions in the Chapter 11 Case, the potential adverse effects of the Chapter 11 Case on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the conditions to which the Company’s cash collateral is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; the consequences of the acceleration of the Company’s debt obligations and the trading price and volatility of the Company’s common stock. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, the Company’s Quarterly Report for the three months ended June 30, 2023 filed with the SEC on August 14, 2023, or the Company’s other filings with the SEC. The forward-looking statements included in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Press Contact:

Mariana Franco, Investor Relations
investorrelations@agilethought.com